CNA Financial Second Quarter 2026 Earnings Remarks
Douglas M. Worman, Chairman and Chief Executive Officer:
We had a strong second quarter, achieving disciplined growth, excellent investment income and high-quality underwriting results underpinned by prudent loss ratio selections, further reinforcing the resilience of our balance sheet. Net written premium was up 4%, with new business growing by 11% as we continue to be deliberate about how and where we grow. We maintained the underlying loss ratio we established last quarter, and our expense ratio was below 30% even as we continue to invest in talent, technology and artificial intelligence (AI).
Core income was $324 million in the second quarter, with net investment income of $701 million up 6% compared to the prior year quarter. Core income was impacted by unfavorable development of $77 million after-tax in the Corporate segment largely associated with legacy mass tort abuse claim activity and the ongoing effects of social inflation.
The P&C all-in combined ratio was 96.5% in the quarter, including 2.3 points, or $60 million, of catastrophe impacts, which was consistent with the prior year quarter. Catastrophes were primarily driven by severe convective storm activity. There was no prior period development impact in the quarter. The P&C underlying combined ratio was 94.2% compared to 91.7% in the prior year quarter. The expense ratio was 29.7%, consistent with the prior year quarter. The P&C underlying loss ratio was 64.1%, consistent with the first quarter, and up 2.6 points compared to the prior year quarter. Long run cost trend assumptions were unchanged in the quarter, supporting our belief that it is appropriate to maintain the higher degree of conservatism that underlies our loss picks and assumptions. Our targeted strategic underwriting actions in specific areas have shown positive early signals. However, as casualty classes take time to mature, we intend to remain disciplined in our assumptions and recognize beneficial impacts only once they become more evident.
Net written premium growth was 4% in the aggregate compared to the prior year quarter and record new business of $718 million was up 11%. P&C renewal premium change was slightly above 2% and rate change was flat. The results reflect substantial variation by class, with larger rate decreases in areas like national accounts property and international more than offsetting substantial rate increases in social inflation-impacted casualty lines and higher rate in the Specialty segment. We still see tremendous opportunity in various areas across our portfolio where we can write accounts for the right price, terms and conditions, and mix of portfolio to achieve appropriate risk-adjusted returns. However, as we have done historically, there are also areas where we have pulled back and will remain cautious due to the competitive environment. As an example, new business was down 50% in our national accounts property book as we walked away when we could not write accounts for appropriate price, terms and conditions. As rates soften in many classes, we will continue to readjust our strategies and will not compromise our underwriting discipline for growth.
Turning to each of the three P&C operating segments, in Commercial, the all-in combined ratio was 96.5% compared to 94.8% in the prior year quarter. Catastrophe impacts were $53 million, or 3.7 points on the combined ratio. There was no prior period development impact. The underlying combined ratio was 92.8% compared to 90.6% in the prior year quarter. The underlying loss ratio was 65.8%, consistent with the first quarter, and up 2.9 points compared to the prior year quarter, as we maintain the philosophy discussed in the first quarter. The expense ratio improved by 0.6 points to 26.6% and is now below 27% for the fourth consecutive quarter.
In Commercial, net written premium grew 5% and new business growth was 6%. Retention in the quarter was 81% with significant variation by business unit and class, similar to last quarter. As an example, retention in commercial auto was 79%, the fifth consecutive quarter below 80%. On a year to date basis, commercial auto is a lower proportion of our Commercial gross written premium writings despite double digit rate increases as we continue to optimize that portfolio. Net written premium also declined significantly in national accounts property, where we see a substantial amount of undisciplined market behavior and we remain selective about which accounts to pursue. On the other hand, we are seeing attractive opportunities in areas such as data centers, where we achieved significant new business growth. Importantly, while we see this as a strong opportunity, we are also actively managing terms and conditions as well as aggregations of exposure to these hyperscale projects.
Commercial segment rate change was flat in the quarter from continued rate decrease in national accounts property, which was a couple points more negative than last quarter, as well as continued low single digit negative rate change in workers’ compensation. Excluding workers’ compensation and national accounts property, rate was up 6% and renewal price change was up 8%. Rate in casualty classes most impacted by social inflation remains strong.
For Specialty, the all-in and underlying combined ratio was 96.5% compared to 93.6% in the prior year quarter. There was no prior period development in the aggregate. The underlying loss ratio was 62.8%, consistent with the first quarter, and up 2.7 points compared to the prior year quarter for the reasons we discussed last quarter. The expense ratio was in line with the prior year quarter.
In Specialty, net written premium grew 5% in the quarter. Surety net written premium grew 7%, reversing the decline in premium seen last quarter; it is not unusual to see some quarterly fluctuation in surety premium growth, which is influenced by the timing of project starts. Rate increased in the quarter by 4% on a written basis, up a point from the prior quarter. Rate improved by a point to 9% in our healthcare business and remained steady in affinity business and financial and management liability lines at 3% and 1% respectively. Retention was 85%, fairly consistent with recent quarters.
For Specialty overall, new business grew 43% to $175 million in the quarter. Importantly, the market continues to be highly nuanced at a granular level – in certain pockets within healthcare and financial lines, we have leaned in where market conditions have become more attractive and we can achieve the price and terms and conditions for an appropriate risk adjusted return. We significantly capitalized on opportunities in those areas in the quarter. In other areas within those portfolios, we continue to take a much more cautious approach because there are fewer opportunities where price and terms and conditions will support an appropriate risk adjusted return. These dynamics are all taking place at a granular level within the portfolio – and we will continue to leverage our specialized expertise in each of the areas to write opportunities that are accretive to the portfolio and walk away when they are not.
For International, the all-in combined ratio was 96.9% with 2.2 points of catastrophe losses. The underlying combined ratio was 94.7%, similar to the first quarter. The underlying loss ratio of 59.8% and expense ratio of 34.9% were each consistent with the first quarter.
International net written premium declined 2% in the quarter, or 3% excluding currency fluctuation. New business declined 6% in the quarter and retention was 87%. Rates were down 5% in the quarter and renewal price change was down 2%. The environment continues to be highly competitive. Despite the competitive environment and some of the volatility it can cause, there are still strong opportunities in our international business. It remains an important contributor to our overall operation and we continue to see tremendous potential there going forward.
Similar to the treaties that renewed in the first quarter, we had successful renewals of our property reinsurance treaties in the second quarter, which were all oversubscribed. We achieved favorable terms and conditions, and pricing consistent with our experience leading to a reinsurance program that enables us to manage our portfolio to an appropriate return. Overall, we are pleased with our June 1st renewals where the economics continue to be accretive to us as an organization.
Scott R. Lindquist, Chief Financial Officer:
CNA's second quarter core income was $324 million compared to $335 million in the prior year quarter, resulting in a second quarter core return on equity of 10.5%. The decrease in core income primarily reflects the continued impact of the increase in the current accident year loss ratio from actions taken in the prior quarter partially offset by higher net investment income.

Our P&C expense ratio for the second quarter was 29.7%, essentially flat with the prior year quarter, reflecting continued operating discipline across the organization, even as we continue to invest in talent, technology and AI capabilities. While there is always a degree of quarter-to-quarter variability in this ratio, we continue to believe an expense ratio around 30% represents a reasonable run-rate for the full year 2026.
The P&C net prior period development impact on the combined ratio was flat in the current and prior year quarters. Development in the quarter included unfavorable development in professional liability, excess casualty and general liability that was offset by favorable development in workers' compensation, property and surety lines.
The P&C paid-to-incurred ratio remained stable at 76% in the quarter, which is about flat with the first quarter of 2026, and 6 points lower than the full year 2025 at 82%. Paid losses can vary from quarter to quarter based on claim settlement activity and other factors; however, we continue to see paid loss trends generally consistent with our expectations and reflective of portfolio growth over time.
The Life & Group segment produced a core loss of $10 million for the quarter compared with core income of $1 million in the prior year quarter. The decrease reflects slightly lower net investment income. Net policy benefits and expenses were generally in line with expectations. We also note that, consistent with historical practice, we perform our annual assumption updates for our Life & Group segment during the third quarter.
The Corporate segment produced a core loss of $92 million compared with $114 million in the prior year quarter. As a reminder, we conduct a comprehensive review of mass tort reserves in the second quarter of each year. As a result of this quarter’s comprehensive review, the Corporate segment results include a $77 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse claim activity and the ongoing effects of social inflation, compared with an $88 million after-tax charge in the prior year quarter. The current quarter also includes an increase of $13 million after-tax associated with the amortization of the deferred gain related to the asbestos & environmental pollution (A&EP) Loss Portfolio Transfer (LPT). We also note that, consistent with historical practice, we intend to review our asbestos & environmental reserves within the Corporate segment in the fourth quarter.
Net investment income was $701 million in the second quarter compared with $662 million in the prior year quarter, an increase of 6%. The increase was primarily driven by higher returns in our limited partnership and common stock portfolios.
Fixed income and other investments generated $570 million of income, up modestly compared with the prior year quarter. Our A-rated fixed income portfolio continues to provide consistent contributions to core income and continues to benefit from a growing asset base and favorable reinvestment rates. Reinvestment rates continue to be above our P&C portfolio effective income yield of 4.5% and are fairly in line with our Life & Group portfolio effective income yield of 5.7%. Other investment income was lower compared to the prior year quarter due to lower interest income on short-term investments and cash.
The effective duration of our fixed income portfolio stands at 6.4 years as of June 30th and reflects an increase in the duration of the Life & Group portfolio from 9.5 to 10.0 years. This increase reflects opportunistic actions to redeploy shorter duration holdings towards longer-dated higher quality securities, at yields exceeding our long-term reserving assumptions. As a result, the duration of our Life & Group fixed income portfolio approximates the duration of future policy benefit reserves at the end of the second quarter.
Looking ahead, based on the current interest rate environment, we expect income from fixed income and other investments to be about $575 million in the third quarter. For the full year, we expect income from fixed income and other investments to be about $2,300 million, or a 2% increase as compared to the full year 2025.
Our limited partnership and common stock portfolios returned a $131 million gain, or 4.3%, in the quarter compared with a $100 million gain, or 3.6%, in the prior year quarter. The higher return was driven by our hedge fund and common stock portfolios, whose strong returns were in line with the broader public equity market performance. While our private equity portfolio results were lower year over year, they remained a positive contributor to income for the quarter. As a reminder, private equity funds, which comprise the majority of our limited partnership portfolio, generally report on a quarter lag, so results this quarter were primarily reflective of performance from the first quarter of 2026.
At quarter-end, our balance sheet remained very strong. Stockholders' equity excluding accumulated other comprehensive income (AOCI) was $12.4 billion, or $45.83 per share. Including AOCI, stockholders' equity was $11.2 billion, or $41.34 per share. Statutory capital and surplus in the combined Continental Casual Companies remained strong at $11.2 billion and our debt-to-capital ratio excluding AOCI was 19.3%, reflecting the continued strength of our capital position.
Operating cash flow for the first half of the year was $1,042 million compared with $1,200 million in the prior year six month period. Cash flows reflect higher paid losses for the year reflecting portfolio growth partially offset by strong premium collections.
The effective tax rate on core income for the quarter was 20.9%, consistent with our expectations for the full year.
Finally, we are pleased to announce our regular quarterly dividend of $0.48 per share payable September 3, 2026 to stockholders of record on August 17, 2026.
Douglas M. Worman, Chairman and Chief Executive Officer:
Overall, we produced $324 million of core income while maintaining our philosophy of prudent assumptions in our loss picks and recognizing a legacy mass tort related charge in our Corporate segment of $77 million after-tax. We achieved excellent investment results in both our fixed income and alternative investments portfolios. Our expense ratio is consistent with the prior year quarter and remains below 30% as we have continued to investment in talent, technology and AI. We have AI solutions deployed and embedded into the core workflows of our employees across the organization. The momentum, in both efficiency and effectiveness, we are gaining from our investments continues to grow. We are well positioned to capitalize on the market going forward with strong specialization in the areas where we do business.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Net income	$321	$299	$532	$573
Less: Net investment losses	(3)	(36)	(17)	(43)
Core income	$324	$335	$549	$616
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2026	2025	2026	2025
Net income per diluted share	$1.18	$1.10	$1.95	$2.10
Less: Net investment losses	(0.01)	(0.13)	(0.07)	(0.16)
Core income per diluted share	$1.19	$1.23	$2.02	$2.26

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe-related reinstatement premiums, catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophes, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The following tables present reconciliations of net income to core income, underwriting gain and underlying underwriting gain for our Property & Casualty Operations.

	Results for the Three Months Ended June 30, 2026
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$157	$233	$36	$426
Net investment (gains) losses, after tax	—	(1)	1	—
Core income	$157	$232	$37	$426
Less:
Net investment income	171	246	44	461
Non-insurance warranty revenue (expense)	11	—	—	11
Other revenue (expense), including interest expense	(15)	(3)	—	(18)
Income tax expense on core income	(42)	(61)	(17)	(120)
Underwriting gain	32	50	10	92
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	53	7	60
Effect of unfavorable development-related items	—	1	—	1
Underlying underwriting gain	$32	$104	$17	$153

	Results for the Three Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$199	$53	$417
Net investment losses, after tax	12	19	—	31
Core income	$177	$218	$53	$448
Less:
Net investment income	170	206	38	414
Non-insurance warranty revenue (expense)	14	—	—	14
Other revenue (expense), including interest expense	(11)	(5)	10	(6)
Income tax expense on core income	(49)	(57)	(18)	(124)
Underwriting gain	53	74	23	150
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	57	5	62
Effect of unfavorable development-related items	—	1	—	1
Underlying underwriting gain	$53	$132	$28	$213

	Results for the Six Months Ended June 30, 2026
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$252	$338	$72	$662
Net investment losses, after tax	4	6	2	12
Core income	$256	$344	$74	$674
Less:
Net investment income	313	436	87	836
Non-insurance warranty revenue (expense)	29	—	—	29
Other revenue (expense), including interest expense	(26)	(5)	(2)	(33)
Income tax expense on core income	(68)	(88)	(35)	(191)
Underwriting gain	8	1	24	33
Catastrophe-related reinstatement premiums	—	9	—	9
Catastrophe losses	—	137	11	148
Effect of unfavorable development-related items	50	57	—	107
Underlying underwriting gain	$58	$204	$35	$297

	Results for the Six Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$314	$323	$91	$728
Net investment losses (gains), after tax	13	19	(1)	31
Core income	$327	$342	$90	$759
Less:
Net investment income	321	383	72	776
Non-insurance warranty revenue (expense)	26	—	—	26
Other revenue (expense), including interest expense	(25)	(7)	11	(21)
Income tax expense on core income	(90)	(91)	(31)	(212)
Underwriting gain	95	57	38	190
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	143	16	159
Effect of unfavorable development-related items	10	53	—	63
Underlying underwriting gain	$105	$253	$54	$412

Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe-related reinstatement premiums, catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophes which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2026	2025	2026	2025
Loss ratio	62.8%	60.1%	65.7%	60.7%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of unfavorable development-related items	—	—	2.9	0.6
Underlying loss ratio	62.8%	60.1%	62.8%	60.1%

Expense ratio	33.3%	33.2%	33.4%	33.3%

Combined ratio	96.5%	93.6%	99.5%	94.3%
Underlying combined ratio	96.5%	93.6%	96.6%	93.7%
Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2026	2025	2026	2025
Loss ratio	69.5%	67.1%	72.8%	70.0%
Less: Effect of catastrophe impacts	3.7	4.2	5.1	5.2
Less: Effect of unfavorable development-related items	—	—	1.9	1.9
Underlying loss ratio	65.8%	62.9%	65.8%	62.9%

Expense ratio	26.6%	27.2%	26.6%	27.4%

Combined ratio	96.5%	94.8%	99.9%	97.9%
Underlying combined ratio	92.8%	90.6%	92.9%	90.8%
International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2026	2025	2026	2025
Loss ratio	62.0%	59.9%	61.5%	61.0%
Less: Effect of catastrophe impacts	2.2	1.4	1.7	2.5
Less: Effect of (favorable) unfavorable development-related items	—	—	—	—
Underlying loss ratio	59.8%	58.5%	59.8%	58.5%

Expense ratio	34.9%	32.9%	34.9%	33.0%

Combined ratio	96.9%	92.8%	96.4%	94.0%
Underlying combined ratio	94.7%	91.4%	94.7%	91.5%

Property & Casualty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2026	2025	2026	2025
Loss ratio	66.4%	63.9%	69.0%	65.8%
Less: Effect of catastrophe impacts	2.3	2.4	2.9	3.1
Less: Effect of unfavorable development-related items	—	—	2.0	1.2
Underlying loss ratio	64.1%	61.5%	64.1%	61.5%

Expense ratio	29.7%	29.8%	30.0%	30.1%

Combined ratio	96.5%	94.1%	99.4%	96.3%
Underlying combined ratio	94.2%	91.7%	94.5%	92.0%
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2026	December 31, 2025
Book value per share	$41.34	$42.93
Less: Per share impact of AOCI	(4.49)	(4.06)
Book value per share excluding AOCI	$45.83	$46.99
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2026	2025	2026	2025
Annualized net income	$1,282	$1,195	$1,063	$1,145
Average stockholders' equity including AOCI (a)	11,021	10,470	11,403	10,587
Return on equity	11.6%	11.4%	9.3%	10.8%

Annualized core income	$1,297	$1,340	$1,099	$1,233
Average stockholders' equity excluding AOCI (a)	12,304	12,156	12,560	12,375
Core return on equity	10.5%	11.0%	8.8%	10.0%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.